EXHIBIT 8.2

February 28, 2014

Central Community Corporation

5550 SW H.K. Dodgen Loop

Temple, Texas 76504

Attention:   Donald R. Grobowsky

Ladies and Gentlemen:

We have acted as special counsel to Central Community Corporation, a Delaware corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Company”), in connection with the proposed merger (the “Merger”) of the Company with and into BancorpSouth, Inc., a Mississippi corporation and financial holding company pursuant to the Gramm-Leach Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BancorpSouth”), pursuant to that certain Agreement and Plan of Reorganization dated as of January 22, 2014, by and between BancorpSouth and the Company (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger.

In providing our opinion, we have examined the Agreement, the Form S-4 filed with the U.S. Securities and Exchange Commission (“Commission”) on February 28, 2014 (including the proxy statement/ prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by BancorpSouth and the Company in their respective officer’s certificates dated as of a recent date and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) BancorpSouth, the Company and their

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respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law: (i) the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the descriptions of law and the legal conclusions contained in the Registration Statement under the heading “Material United States Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder represents an accurate summary of the U.S. income tax consequences of the Merger that are material to the U.S. shareholders of the Company.

Other than the opinions set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Although we may have acted as counsel to the Company in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving the Company as to which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of the Company in connection with the Agreement, and no other party or entity is entitled to rely hereon without the express prior written consent of this firm.

We are furnishing this opinion in connection with the closing of the transactions contemplated by the Agreement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. By giving such consent, we do not admit that we are within

February 28, 2014

the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS OPINION IS LIMITED TO THE ONE OR MORE FEDERAL TAX ISSUES ADDRESSED HEREIN. ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE FEDERAL TAX TREATMENT OF THE TRANSACTION OR MATTER THAT IS THE SUBJECT OF THE OPINION, AND THE OPINION DOES NOT CONSIDER OR PROVIDE A CONCLUSION WITH RESPECT TO ANY ADDITIONAL ISSUES. WITH RESPECT TO ANY SIGNIFICANT FEDERAL TAX ISSUES OUTSIDE THE LIMITED SCOPE OF THIS OPINION, THE OPINION WAS NOT WRITTEN, AND CANNOT BE USED BY THE TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP

Fenimore, Kay, Harrison & Ford, LLP